Exhibit 21.1

List of Subsidiaries of Registrant

(as of December 31, 2013)

BioLargo Life Technologies, Inc., a California Corporation

Odor-No-More, Inc., a California Corporation

Clyra Medical Technologies, Inc., a California Corporation

BioLargo Water, Inc., a California Corporation